Exhibit 10.1

LOAN PURCHASE AGREEMENT

THIS LOAN PURCHASE AGREEMENT (this “Agreement”) is made as of December 15, 2011, by and among WELLS FARGO FINANCIAL GUAM, INC., a Delaware corporation (“Wells Fargo Guam”), and WELLS FARGO FINANCIAL SAIPAN, INC., a Delaware corporation (“Wells Fargo Saipan”; Wells Fargo Guam and Wells Fargo Saipan are collectively referred to herein from time to time as the “Sellers”), and BANK OF GUAM, a Bank organized under the laws of Guam (the “Buyer”).

R E C I T A L S

WHEREAS, each of the Sellers is winding down its business in the Territory of Guam and The Commonwealth of the Northern Marianas Islands (“CNMI”), which business consisted of the origination and servicing of consumer loans secured by mortgages/deeds of trust encumbering real property and other collateral, consumer loans unsecured or secured by automobiles and/or other personal property, retail installment sales contracts and revolving charge agreements; and

WHEREAS, Wells Fargo Guam desires to sell, transfer and assign all of its respective right, title and interest in and to the Wells Fargo Guam Loans (as defined in Section 1.1 below) to the Buyer, and the Buyer desires to purchase such Wells Fargo Guam Loans from Wells Fargo Guam; and

WHEREAS, Wells Fargo Saipan desires to sell, transfer and assign all of its respective right, title and interest in the Wells Fargo Saipan Loans (as defined in Section 1.1 below) to the Buyer, and the Buyer desires to purchase such Wells Fargo Saipan Loans from Wells Fargo Saipan; and

WHEREAS, each Seller will service or cause to be serviced, for an interim period, the Loans (as defined in Section 1.1 below) which it now owns, pursuant to a form Interim Servicing Agreement (the “Interim Servicing Agreement”), attached hereto as Exhibit A and incorporated herein by reference for an interim servicing period from the Closing Date (as defined in Section 3.1 below) through the transfer date as defined in the Interim Servicing Agreement (the “Transfer Date”) to be executed by such Seller.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

PURCHASE OF LOANS AND PAYMENT

Section 1.1. Purchase of Loans. At Closing (as defined below) and subject to the terms, conditions and provisions herein, (i) Wells Fargo Guam agrees to sell, convey, transfer and assign to the Buyer all of its right, title and interest in and to the loans, promissory notes, and retail installment contracts and revolving charge agreements identified in Schedule A attached hereto and incorporated herein by reference (the “Wells Fargo Guam Loans”), and all documents which evidence, secure or regulate the Wells Fargo Guam Loans, including promissory notes, mortgages, deeds of trust, credit agreements, guaranties, security agreements, UCC-1 Financing Statements, pledges or other collateral documents, policies of title insurance, or other insurance, appraisals, appraisal reviews, loan applications, and loan disclosure statements (the “Guam Loan Documents”), and the Buyer agrees to acquire all of

Wells Fargo Guam’s right, title and interest in and to the Wells Fargo Guam Loans and the Guam Loan Documents subject to and in accordance with the terms of this Agreement; and (ii) Wells Fargo Saipan agrees to sell, convey, transfer and assign to the Buyer all of its right, title and interest in and to the loans, promissory notes, and retail installment contracts and revolving charge agreements identified in Schedule B attached hereto and incorporated herein by reference (the “Wells Fargo Saipan Loans”), and all documents which evidence, secure or regulate the Wells Fargo Saipan Loans, including promissory notes, mortgages, deeds of trust, credit agreements, guaranties, security agreements, UCC-1 Financing Statements, pledges or other collateral documents, policies of title insurance, or other insurance, appraisals, appraisal reviews, loan applications, and loan disclosure statements (the “Saipan Loan Documents”), and the Buyer agrees to acquire all of Wells Fargo Saipan’s right, title and interest in and to the Wells Fargo Saipan Loans and the Saipan Loan Documents subject to and in accordance with the terms of this Agreement.

The Wells Fargo Guam Loans and the Wells Fargo Saipan Loans are referred to collectively herein as the “Loans”, and the Guam Loan Documents and the Saipan Loan Documents are referred to collectively herein as the “Loan Documents”. For the purposes of this Agreement, Loans shall not include (i) any real estate loans owned by either Seller that are subject to any pending foreclosure or similar court or judicial proceeding to collect amounts owed under any mortgage loan, deed of trust or similar interest therein for debts previously contracted; (ii) any loans owned by Wells Fargo Saipan secured by real property in CNMI that are more than sixty (60) days past due; or (iii) any real estate owned by either Seller taken in foreclosure or similar proceeding to collect amounts owed under any mortgage loan, deed of trust or similar interest therein for debts previously contracted. Each of Schedule A and Schedule B was prepared as of 11:59 pm (Central Standard Time) on November 30, 2011 (the “Cut-off Date”). For the purposes hereof, Loan Documents shall only include those documents that are in the possession of relevant Seller or have been duly recorded or otherwise are a matter of record with respect to any Wells Fargo Guam Loan or Wells Fargo Saipan Loan, as the case may be.

Section 1.2. Purchase Price. The total purchase price (the “Purchase Price”) for the Loans shall be an amount, determined as of the Cut-off Date, equal to (i) Ninety-nine and 42/100 percent (99.42%) of the net outstanding balance of the Loans and (ii) accrued interest owing by the obligors on the Loans from the Cut-off Date through the Closing Date (as defined in Section 3.1 below). The Purchase Price shall be payable at Closing by the Buyer in lawful currency of the United States of America by wire transfer of immediately available funds to an account or accounts designated (at least two business days prior to the Closing Date) by the Sellers.

ARTICLE II

THE PURCHASE DOCUMENTS

Section 2.1. Purchase Documents. The Loans shall be sold, transferred and assigned by each of the Seller’s execution and delivery of the following documents to the Buyer at Closing:

(1) Assignment of Loans;

(2) Assignment of Mortgages;

(3) the Documents specified in Section 3.2(b)(4); and

(4) such other documents and instruments as shall be necessary or reasonably requested by the Buyer in order to carry out the purposes of this Agreement (the foregoing are collectively referred to as the “Purchase Documents”).

ARTICLE III

CLOSING

Section 3.1. Closing. The closing of the purchase and sale of the Loans (the “Closing”) shall occur at the law offices of Berman O’Connor & Mann, Hagatna, Guam, at 8:00 am, local time, on December 21, 2011 (the “Closing Date”), or such other date as may be agreed upon in writing by each of the Sellers and the Buyer.

Section 3.2. Conditions to Closing.

(a) Sellers. Each of the Sellers’ obligation to sell the Loans and the Loan Documents owned by such Seller shall, to the extent not waived in writing, be subject to the satisfaction of each of the following conditions at the Closing:

(1) The representations and warranties of the Buyer in this Agreement shall be true and correct in all material respects as of the date when made and on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date;

(2) The Buyer shall have performed and complied in all material respects with all covenants, conditions and agreements required by this Agreement to be performed and complied with by the Buyer;

(3) No court or governmental authority of competent jurisdiction shall have issued, nor shall any proceedings be pending seeking, an order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(4) The Buyer shall have delivered the Purchase Price to the Sellers. and

(5) The Buyer shall have executed and delivered an Interim Servicing Agreement with each of the Sellers in substantially the form attached hereto as Exhibit A.

(b) Buyer. The Buyer’s obligation to purchase and pay for the Loans and the Loan Documents shall be subject, to the extent not waived in writing, to the satisfaction of each of the following conditions at the Closing:

(1) The representations and warranties of each of the Sellers in this Agreement shall be true and correct in all material respects as of the date when made and on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date;

(2) The Sellers shall have performed and complied in all material respect with all covenants, conditions and agreements required by this Agreement to be performed and complied with by the Sellers;

(3) No court or governmental authority of competent jurisdiction shall have issued, nor shall any proceedings be pending seeking, an order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and

(4) Each of the Sellers shall have delivered or caused to be delivered to the Buyer each of the following:

(A) an electronic data file containing the current rate and outstanding balance for each of the Loans owned by such Seller as of the Cut-off Date;

(B) copies of the Purchase Documents executed by such Seller;

(C) a copy of the Interim Servicing Agreement executed by each of the Sellers;

(D) to the extent applicable to the Loans to be sold, transferred and assigned by such Seller, a copy of the consent of the Northern Marianas Housing Corporation (“NMHC”) to consummation of the transactions contemplated by this Agreement along with the original NMHC guarantee covering such Loans identified on Schedule C hereto; and

(E) a certified copy of resolutions of the board of directors and the shareholders of each Seller authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereunder.

Section 3.3. Costs. Except as may otherwise be expressly provided herein, each party shall pay for its own fees and costs incurred in connection with this transfer, including attorneys’ fees and costs incurred in the preparation and negotiation of this Agreement and the Purchase Documents. The Buyer understands and agrees that it shall be solely responsible for recording any assignment(s) with respect to the Loans and further that it shall pay any and all costs that may be incurred in connection with the recordation of such assignment(s) or otherwise to reflect the sale, conveyance, transfer and assignment of the Loans.

Section 3.4. Termination of this Purchase Agreement. This Agreement may be terminated prior to the Closing Date only (i) upon written notice by the Buyer to the Sellers or by the Sellers to the Buyer if the Closing does not occur on or before December 31, 2011, unless such failure to close shall be due to the failure of the party or parties seeking to terminate to perform or observe in any material respect the covenants and agreements herein to be observed or performed by such party or parties, provided that any such termination shall not relieve the breaching party or parties of any liability arising out of, or related to, such breach or (ii) if the parties mutually agree in writing to terminate this Agreement.

Section 3.5. Servicing. Each Seller shall continue to service or to provide for the servicing of the Loans owned by such Seller following the Closing Date on behalf of and for the benefit of Buyer pursuant to the terms of the Interim Servicing Agreement. Each Seller as an interim servicer shall be entitled to servicing fees calculated as provided in the Interim Servicing Agreement. Except as provided in the Interim Servicing Agreement, neither Seller shall have any responsibility or obligation to service any of the Loans following the Closing Date. The Buyer understands, acknowledges and agrees that the Sellers will need to retain the Loan Files (as defined in Section 3.6 below), including any Loan Documents that may be contained in such Loan Files, for the purposes of servicing the Loans pursuant to the Interim Servicing Agreement. All of the documentation making up the Loan Files (including all material documents related thereto) in the possession of Wells Fargo Guam or Wells Fargo Saipan with respect to the Loans that it owns will be delivered to the Buyer on the Transfer Date.

Section 3.6. Access and Information. For a period of five (5) years from the Closing Date, the Buyer will afford to the Sellers and their Representatives (as hereinafter defined), upon reasonable notice at reasonable times and in the presence of an authorized representative of the Buyer, reasonable access to (i) all of the documentation making up the Loan files, including all material documents related thereto (collectively, the “Loan Files”) and all documentation and information that may be created or placed in the Loan Files after the Closing Date, with a right to copy at Wells Fargo Guam’s or Wells Fargo Saipan’s expense, as the case may be, (ii) a complete transaction history for the Loans, including all payment and collection information, from the Transfer Date, with a right to copy at Wells Fargo Guam’s or

Wells Fargo Saipan’s expense, as the case may be, and (iii) the Buyer’s premises, employees and auditors if such access is reasonably deemed necessary by either of the Sellers or any of their parents or affiliates in connection with tax, regulatory, litigation, contractual or other non-competitive matters reasonably related to the Loans or the conduct of either of the Seller’s business prior to the Closing. Access to documentation and information in the Loan Files that is created or placed therein after the Closing Date shall, if requested by the Buyer, be provided by the Buyer upon execution by the relevant Seller or Sellers of an agreement to protect the confidentiality of such documentation and information in form and content mutually acceptable to such Seller or Sellers and the Buyer. The Buyer will preserve and keep the Loan Files for a period of at least seven (7) years from the Transfer Date. Following such time, if the Buyer wishes to destroy any Loan Files, then it will give 60 days’ prior written notice of such planned destruction to each of the Sellers, and, either Seller shall have the right at its option and expense to take possession of such Loan Files within such 60-day period. For the purposes of this Agreement, the terms “Representatives” means, with respect to any party to this Agreement, such party’s directors, officers, members, managers, affiliates, employees, attorneys, accountants, lenders, consultants, independent contractors and other agents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. By Wells Fargo Guam. Wells Fargo Guam hereby represents and warrants to the Buyer, as of the date of this Agreement and as of the Closing Date, that:

(a) Wells Fargo Guam is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full power, authority, and legal right to sell and assign the Wells Fargo Guam Loans, enter into this Agreement, and perform all of its obligations under this Agreement and to carry out the transactions contemplated hereby. Wells Fargo Guam is duly qualified and registered to transact business and is in good standing in Guam. Wells Fargo Guam has in effect all Guam and federal governmental authorizations necessary for it to carry on its business as now conducted in Guam, and has at all relevant times been duly licensed and qualified to make, enter into, service and enforce loans, including consumer loans and the Wells Fargo Guam Loans. All necessary corporate action on the part of Wells Fargo Guam has been taken to authorize the execution and delivery of this Agreement and the sale and assignment of the Wells Fargo Guam Loans. This Agreement constitutes the legal, valid and binding obligation of Wells Fargo Guam, enforceable against Wells Fargo Guam in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) Neither the execution and delivery of this Agreement and of other documents related to this sale nor the consummation of the transactions contemplated hereby and thereby violates or will violate any provision of the organizational documents of Wells Fargo Guam or, to the knowledge of Wells Fargo Guam, any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or, to the knowledge of Wells Fargo Guam, conflicts or will conflict with or will result in any breach of any of the terms of, or constitute a default under, or result in the termination of, or the creation of any lien pursuant to the terms of any material contract or agreement to which Wells Fargo Guam is a party or subject to or by which Wells Fargo Guam is bound.

(c) Except as disclosed in Schedule 4.1(c), no consents or approvals of, or waivers by, or filings or registrations with, any governmental authority or with any third party are required to be made or obtained by Wells Fargo Guam in connection with the execution, delivery or performance by it of this Agreement or to consummate the transactions contemplated hereby. Wells Fargo Guam is not a bank or regulated as such under the laws of Guam or the United States.

(d) Except as disclosed in Schedule 4.1(d), no governmental authority in Guam has initiated or has pending (i) any proceeding, enforcement action, or (ii) to the knowledge of Wells Fargo Guam, investigation or inquiry into the business, operations, policies, practices or disclosures of Wells Fargo Guam, or (iii) to the knowledge of Wells Fargo Guam, threatened any of the foregoing,

(e) Wells Fargo Guam has good and marketable title to the Wells Fargo Guam Loans, free and clear of all claims, liens, pledges and other encumbrances of any kind whatsoever and has full right and authority to sell and assign the Wells Fargo Guam Loans.

(f) With respect to each Wells Fargo Guam Loan secured by real property (a “Wells Fargo Guam Mortgage Loan” and collectively, the “Wells Fargo Guam Mortgage Loans”), each Wells Fargo Guam Mortgage Loan is secured by a mortgage that has been duly filed and recorded in the appropriate jurisdiction, and is a valid and subsisting first or subordinate lien of record on the mortgaged property including the land and all buildings and any other improvements on the mortgaged property.

(g) As to the Wells Fargo Guam Loans, to the knowledge of Wells Fargo Guam, and other than as to the existence of insurance on property securing the Loans, which is governed by Article VIII hereof:

(i) The Wells Fargo Guam Loans were each originated in all material respects in accordance with all applicable federal, territorial, commonwealth, state and local laws, regulations and ordinances relating to the origination of such Loan and constitute the legal, valid and binding obligation of the obligor(s) named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles; and

(ii) The Wells Fargo Guam Loans have been serviced and enforced in compliance with all applicable laws, rules and regulations of Guam or the CNMI as applicable, and of the United States, including, but not limited to as applicable, Uniform Consumer Credit Code of Guam, 14 G.C.A.; the Truth-in-Lending Act, 15 U.S. Code § 1601, et seq.; the Equal Credit Opportunity Act, 15 U.S. Code § 1691, et seq.; the Fair Debt Collection Practices Act, 15 U.S. Code § 1692, et seq.; and the Real Estate Settlement Procedures Act, 12 U.S. Code § 2601, et seq..

(h) Wells Fargo Guam has maintained complete and accurate records with respect to the making, administration, servicing and enforcement of the Wells Fargo Guam Loans and such records have been duly and regularly maintained in the regular course of its business,

(i) Except as disclosed in Schedule 4.1(i), neither Wells Fargo Guam nor any of its affiliates has entered into any assignment or securitization of any of the Wells Fargo Guam Loans or granted any pledge, security interest or any other interest in any of the Wells Fargo Guam Loans.

(j) Except as disclosed in Schedule 4.1(j), to the knowledge of Wells Fargo Guam, the terms of each note, mortgage, deed of trust, credit agreement, guaranty, security agreement, UCC-1 Financing Statement, pledge or other collateral document for each Wells Fargo Guam Loan have not been impaired, waived, altered or modified in any respect, except by a written instrument reflected in the Wells Fargo Guam Loan Files or as identified in the data file with respect to the Wells Fargo Guam Loans delivered to the Buyer as of the Cut-off date.

(k) Except as disclosed in Schedule 4.1(k), to the knowledge of Wells Fargo Guam, there are no material claims, defenses, or disputes raised by any of the respective persons shown as indebted on, or having guaranteed or mortgaged or granted a pledge or security interest in property for, the Wells Fargo Guam Loans (the “Wells Fargo Guam Obligors”) against Wells Fargo Guam, nor, with respect to each Wells Fargo Guam Mortgage Loan, to the knowledge of Wells Fargo Guam, any threatened condemnation or filing of a superior lien on any related mortgaged property.

(l) The amounts shown in Schedule A with respect to the Wells Fargo Guam Loans represent the true and correct outstanding balances thereon at the Cut-off Date.

(m) Wells Fargo Guam shall be responsible for payment of any brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto to any broker, finder, investment banker or any other person engaged by Wells Fargo Guam or any person acting on behalf of Wells Fargo Guam.

Section 4.2. By Wells Fargo Saipan. Wells Fargo Saipan hereby represents and warrants to the Buyer, as of the date of this Agreement and as of the Closing Date, that:

(a) Wells Fargo Saipan is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full power, authority, and legal right to sell and assign the Wells Fargo Saipan Loans, enter into this Agreement, and perform all of its obligations under this Agreement and to carry out the transactions contemplated hereby. Wells Fargo Saipan is duly qualified and registered to transact business and is in good standing in the CNMI. Wells Fargo Saipan has in effect all CNMI and federal governmental authorizations necessary for it to carry on its business as now conducted in the CNMI, and has at all relevant times been duly licensed and qualified to make, enter into, service and enforce loans, including consumer loans and the Wells Fargo Saipan Loans. All necessary corporate action on the part of Wells Fargo Saipan has been taken to authorize the execution and delivery of this Agreement and the sale and assignment of the Wells Fargo Saipan Loans. This Agreement constitutes the legal, valid and binding obligation of Wells Fargo Saipan, enforceable against Wells Fargo Saipan in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) Neither the execution and delivery of this Agreement and of other documents related to this sale nor the consummation of the transactions contemplated hereby and thereby violates or will violate any provision of the organizational documents of Wells Fargo Saipan or, to the knowledge of Wells Fargo Saipan, any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or, to the knowledge of Wells Fargo Saipan, conflicts or will conflict with or will result in any breach of any of the terms of, or constitute a default under, or result in the termination of, or the creation of any lien pursuant to the terms of any material contract or agreement to which Wells Fargo Saipan is a party or subject to or by which Wells Fargo Saipan is bound.

(c) Except as disclosed in Schedule 4.2(c), no consents or approvals of, or waivers by, or filings or registrations with, any governmental authority or with any third party are required to be made or obtained by Wells Fargo Saipan in connection with the execution, delivery or performance by it of this Agreement or to consummate the transactions contemplated hereby. Wells Fargo Saipan is not a bank or regulated as such under the laws of the CNMI or the United States.

(d) Except as disclosed in Schedule 4.2(d), no governmental authority in the

CNMI has initiated or has pending (i) any proceeding, enforcement action; or (ii) to the knowledge of Wells Fargo Saipan, investigation or inquiry into the business, operations, policies, practices or disclosures of Wells Fargo Saipan; or (iii) to the knowledge of Wells Fargo Saipan, threatened any of the foregoing.

(e) Wells Fargo Saipan has good and marketable title to the Wells Fargo Saipan Loans, free and clear of all claims, liens, pledges and other encumbrances of any kind whatsoever and has full right and authority to sell and assign the Wells Fargo Saipan Loans.

(f) With respect to each Wells Fargo Saipan Loan secured by real property (a “Wells Fargo Saipan Mortgage Loan” and collectively, the “Wells Fargo Saipan Mortgage Loans”), each Wells Fargo Saipan Mortgage Loan is secured by a mortgage that has been duly filed and recorded in the appropriate jurisdiction, and is a valid and subsisting first or subordinate lien of record on the mortgaged property including the land and all buildings and any other improvements on the mortgaged property.

(g) As to the Wells Fargo Saipan Loans, to the knowledge of Wells Fargo Saipan, and other than as to the existence of insurance on property securing such Loans, which is governed by Article VIII hereof:

(i) The Wells Fargo Saipan Loans were each originated in all material respects in accordance with all applicable federal, territorial,

commonwealth, state and local laws, regulations and ordinances relating to the origination of such Loan and constitute the legal, valid and binding obligation of the obligor(s) named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles; and

(ii) The Wells Fargo Saipan Loans have been extended, serviced and enforced in compliance with all applicable laws, rules and regulations of the CNMI and of the United States, including, but not limited to as applicable, the Regulated Loan Act of 2000 of the CNMI, 4 Division 6, Chapter 10 CNMI Code; the Truth-in-Lending Act, 15 U.S. Code § 1601, et seq.; the Equal Credit Opportunity Act, 15 U.S. Code § 1691, et seq.; the Fair Debt Collection Practices Act, 15 U.S. Code § 1692, et seq.; and the Real Estate Settlement Procedures Act, 12 U.S. Code § 2601, et seq.

(h) Wells Fargo Saipan has maintained complete and accurate records with respect to the making, administration, servicing and enforcement of the Wells Fargo Saipan Loans and such records have been duly and regularly maintained in the regular course of its business.

(i) Except as disclosed in Schedule 4.2(i), Wells Fargo Saipan has not entered into any assignment or securitization of any of the Wells Fargo Saipan Loans or granted any pledge, security interest or any other interest any of the Wells Fargo Saipan Loans.

(j) Except as disclosed in Schedule 4.2(j), to the knowledge of Wells Fargo Saipan, the terms of each note, mortgage, deed of trust, credit agreement, guaranty, security agreement, UCC-1 Financing Statement, pledge or other collateral document for each Wells Fargo Saipan Loan have not been impaired, waived, altered or modified in any respect, except by a written instrument reflected in the Wells Fargo Saipan Loan Files or as identified in the data file with respect to the Wells Fargo Saipan Loans delivered to the Buyer as of the Cut-off date.

(k) Except as disclosed in Schedule 4.2(k), to the knowledge of Wells Fargo Saipan, there are no material claims, defenses, or disputes raised by any of the respective persons shown as indebted on, or having guaranteed or mortgaged or granted a pledge or security interest in property for, the Wells Fargo Saipan Loans (the “Wells Fargo Saipan Obligors”) against Wells Fargo Saipan, nor, with respect to each Wells Fargo Saipan Mortgage Loan, to the knowledge of Wells Fargo Saipan, any threatened condemnation or filing of a superior lien of any related mortgaged property.

(l) The amounts shown in Schedule B with respect to the Wells Fargo Saipan Loans represent the true and correct outstanding balances thereon at the Cut-off Date.

(m) Wells Fargo Saipan shall be responsible for payment of any brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto to any broker, finder, investment banker or any other person engaged by Wells Fargo Saipan or any person acting on behalf of Wells Fargo Saipan.

Section 4.3. By Buyer. Buyer hereby represents and warrants to each of the Sellers, as of the date of this Agreement and as of the Closing Date, that:

(a) The execution and delivery by the Buyer of this Agreement and of other documents related to this sale and the performance by the Buyer of its covenants and agreements hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and this Agreement constitutes and other documents related to this sale shall constitute, a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) Neither the execution and delivery of this Agreement and of other documents related to this sale nor the consummation of the transactions contemplated hereby and thereby violates or will violate any provision of the organizational documents of the Buyer or, to the knowledge of the Buyer, any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or, to the knowledge of the Buyer, conflicts or will conflict with or will result in any breach of any of the terms of, or constitute a default under, or result in the termination of, or the creation of any lien pursuant to the terms of any material contract or agreement to which the Buyer is a party or subject to or by which the Buyer is bound.

(c) The Buyer is duly organized, validly existing, and in good standing as a bank under the laws of Guam and is duly qualified and registered to do business in Guam and the CNMI and on the Closing Date shall have the full power to acquire the Loans and the Loan Documents as contemplated herein. The Buyer has in effect all Guam, CNMI, and federal governmental authorizations necessary for it to carry on its business as now conducted in Guam and the CNMI, and on the Closing Date shall be duly licensed and qualified to make, enter into, service and enforce loans, including consumer loans.

(d) Except as disclosed in Schedule 4.3(d), no consents or approvals of, or waivers by, or filings or registrations with, any governmental authority or with any third party are required to be made or obtained by the Buyer in connection with the execution, delivery or performance by it of this Agreement or to consummate the transactions contemplated hereby.

(e) After the Closing Date, the Buyer shall be solely responsible for, and shall bear the cost of, giving any notice of assignment in accordance with the law governing the terms of each such loan agreement and the perfection of any security interest with respect thereto.

(f) The Buyer shall be responsible for payment of any brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto to any broker, finder, investment banker or any other person engaged by the Buyer or any person acting on behalf of the Buyer.

(g) Buyer has, and will have at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement.

(h) The Buyer (i) has received all information or access to all information that the Buyer deems necessary to make an informed decision with respect to a purchase of the Loans; (ii) has had the opportunity to make such investigation as the Buyer desires pertaining to the Loans and its purchase thereof and to verify any information furnished to the Buyer; and (iii) has had the opportunity to ask questions concerning the Loans and its purchase thereof. The Buyer has independently and without reliance (other than with respect to the representations and warranties of the Sellers contained herein) conducted its own credit evaluation, reviewed such information as it has deemed adequate and appropriate and made its own analysis of the transactions contemplated hereunder. Other than with respect to the representations and warranties of the Sellers contained herein, the Buyer has not relied upon any investigation or analysis conducted by, advice or communication from, nor any warranty or representation by either of the Sellers, any of their affiliates or any agent or employee of either of the Sellers or any of their affiliates, expressed or implied.

Section 4.4. No Representation or Warranty regarding Certain Matters. THE BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4.1, ON THE PART OF WELLS FARGO GUAM, AND

SECTION 4.2, ON THE PART OF WELLS FARGO SAIPAN, THE LOAN DOCUMENTS ARE BEING SOLD, TRANFERRED AND ASSIGNED TO THE BUYER ON AN “AS IS” BASIS. The Buyer further acknowledges, understands and agrees that neither Seller makes any representation or warranty with respect to the completeness of any of the Loans Files.

ARTICLE V

OTHER TERMS AND CONDITIONS

Section 5.1. RESPA Notification. At least fifteen (15) days prior to the Transfer Date, each of the Sellers shall notify the Wells Fargo Guam Obligors and the Wells Fargo Saipan Obligors, as the case may be, under the Loans that constitute Wells Fargo Saipan Mortgage Loans or Wells Fargo Guam Mortgage Loans, as the case may be, of the transfer of servicing rights as required by the Real Estate Settlement Procedures Act, 12. U.S. Code § 2601, et seq Each of the Sellers consents to permit Buyer to advise the Wells Fargo Guam Obligors and the Wells Fargo Saipan Obligors that it has purchased the Loans and that all payments thereon shall be made to the Buyer following the Transfer Date.

Section 5.2. Power of Attorney. Effective as of the Transfer Date, each of the Sellers hereby constitutes and appoints Buyer irrevocably the true and lawful attorney-in-fact of the such Seller with full power of revocation and substitution in the name and stead of the Seller, but on behalf of and for the benefit of the Buyer, to do any and all of following with respect to the Wells Fargo Saipan Loans and the Wells Fargo Guam Loans, as the case may be:

(a) To endorse the name of the relevant Seller upon all checks, drafts, notes, powers and other forms of exchange received in payment on any of the relevant Loans.

(b) To demand, collect, and receive any and all of the relevant Loans, to enforce any of the rights in respect thereof, to give receipts and releases for and in respect of the same, and to do all acts necessary to perfect in Buyer’s name any liens, mortgages or security interests in real or personal property held as security for the Loans by the relevant Seller.

Section 5.3. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Sellers, on the one hand, and the Buyer, on the other hand, agree to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other parties hereto to that end.

Section 5.4. Notification of Certain Matters. Each party shall give the other prompt notice of any fact, event or circumstance known to it that (i) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (ii) could reasonably lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.5. System Conversion. The parties recognize that the data processing systems maintained by the Buyer and the Sellers may differ. The Sellers agree to provide reasonable assistance and cooperation in transitioning and converting information maintained under the systems operated by Sellers to those of Buyer.

ARTICLE VI – SURVIVAL AND INDEMNIFICATION

Section 6.1. Survival of Representations, Warranties and Covenants. All of the representations and warranties made by the Sellers and the Buyer contained in this Agreement, and any covenants or other agreements the performance of which is specified to occur on or prior to the Closing Date, shall survive the execution and delivery of this Agreement and the Closing and shall expire on the day immediately prior to the eighteen (18) month anniversary of the Closing Date; provided that claims related to or arising out of fraud by either of the Sellers, on the one hand, or the Buyer, on the other, shall each survive until the date on which the applicable statute of limitations has expired. Any covenant or other agreement herein any portion of the performance of which may or is specified to occur after the Closing Date shall survive the Closing Date hereunder indefinitely or for such lesser period of time as may be specified therein, but not to exceed the applicable statute of limitations in the event of a breach of such covenant or other agreement.

Section 6.2. Indemnification by Wells Fargo Guam. Subject to the limitations set forth herein, Wells Fargo Guam shall indemnify, defend, save and hold the Buyer and its Representatives (collectively, the “Buyer Indemnitees”) harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees), interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”) which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from (i) Wells Fargo Guam’s breach of any representation or warranty contained in this Agreement; or (ii) Wells Fargo Guam’s breach or nonfulfillment of any covenant or agreement made by Wells Faro Guam in or pursuant to this Agreement.

Section 6.3. Indemnification by Wells Fargo Saipan. Subject to the limitations set forth herein, Wells Fargo Saipan shall indemnify, defend, save and hold the Buyer Indemnitees harmless from and against all Damages which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from (i) Wells Fargo Saipan’s breach of any representation or warranty contained in this Agreement; or (ii) Wells Fargo Saipan’s breach or nonfulfillment of any covenant or agreement made by Wells Faro Saipan in or pursuant to this Agreement.

Section 6.4. Indemnification by the Buyer. The Buyer shall indemnify, defend, save and hold each of the Sellers and its Representatives (collectively, the “Seller Indemnitees”) harmless from and against any and all Damages which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from (i) the Buyer’s breach of any representation or warranty contained in this Agreement; or (ii) the Buyer’s breach or nonfulfillment of any covenant or agreement made by Buyer in or pursuant to this Agreement

Section 6.5. Defense of Claims.

(a) If any claim (the “Claim”) is filed or initiated against any party entitled to the benefit of indemnity hereunder (the “Indemnified Party”), written notice thereof specifying in detail the source of the Claim or potential Claim under Section 6.2, Section 6.3 or Section 6.4, as the case may be, shall be given to the indemnifying party (the “Indemnifying Party”) promptly (and in any event within ten (10) days after notice of the Claim); provided, however, that the failure of any Indemnified Party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. After such notice, the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such Claim and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s cost, risk and expense and to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; provided such consent shall not be unreasonably withheld and provided, further, that if the sole settlement relief payable to a third party in respect of such Claim is monetary damages that are paid in full by the Indemnifying Party and such settlement includes an unconditional term (subject only to the foregoing payment being concurrently made) releasing the Indemnified Party and its affiliates from all liability in respect of such Claim, the Indemnifying Party may settle such claim without the consent of the Indemnified Party.

(b) If the Indemnifying Party fails to assume the defense of such Claim within thirty (30) days after receipt of notice thereof pursuant to this Section 6.5, the Indemnified Party against which such Claim has been filed or initiated will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, to the extent otherwise provided herein, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the

Indemnified Party assumes defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the Indemnifying Party of any such defense, compromise or settlement. To the extent otherwise provided herein, the Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 6.5 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

(c) If the Indemnifying Party elects to defend any Claim under this Section 6.5, then the Indemnified Party shall be entitled to participate (but not control) such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Party’s sole cost and expense, provided, that in any Claim where both an Indemnified Party and an Indemnifying Party are named as defendants, if counsel to the Indemnified Party shall reasonably conclude in writing that there is a reasonably apparent conflict of interest between the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall have the right to select one law firm reasonably acceptable to the Indemnifying Party at the Indemnifying Party’s expense as separate counsel on behalf of the Indemnified Parties. If the Indemnifying Party elects to defend, compromise or settle such Claim, the Indemnified Party shall cooperate in the defense against, or compromise or settlement of, such Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the execution of appropriate confidentiality agreements.

(d) Any Indemnified Party seeking indemnification for any Claim or potential Claim arising from a claim asserted by any party to this Agreement against the Indemnifying Party shall give prompt written notice to the Indemnifying Party specifying in detail the source of the Claim or potential Claim under Section 6.2, Section 6.3 or Section 6.4, as the case may be.

Section 6.6. Limitation of Claims.

(a) The Buyer and each of the Sellers agree for themselves and on behalf of their other Indemnified Parties, respectively, that with respect to each indemnification obligation in this Agreement in no event shall the Indemnifying Party have liability to the Indemnified Party for any consequential, special, exemplary, incidental, indirect or punitive damages, lost profits or similar items. In any case where an Indemnified Party actually recovers from a third person any amount in respect of a matter for which an Indemnifying Party has indemnified it pursuant to this Article VI, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered. Any breach of any representation or warranty of a party resulting from any actions taken (or omitted) by such party at the express written direction or request of the other party or in complying with or performing its obligations under this Agreement shall not be deemed a breach of a representation or warranty for the purpose of Section 6.2, Section 6.3 or Section 6.4 of this Article VI.

(b) Each of the parties agrees to take all reasonable steps to mitigate their respective Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

(c) The Indemnifying Party shall be subrogated to any right of action which an Indemnified Party may have against another person with respect to any matter giving rise to any claim for indemnification hereunder.

(d) None of the Indemnified Parties shall have any right to seek indemnification under Section 6.2, Section 6.3 or Section 6.4, as the case may be, until Damages with respect to all indemnification claims against the Sellers, on the one hand, and the Buyer, on the other, in the aggregate pursuant to this Article VI, of the Indemnified Parties exceed $2,000,000 (the “Threshold Amount”), after which time only the aggregate amount of such Damages in excess of the Threshold Amount shall be recoverable in accordance with the terms hereof.

(e) None of the Indemnified Parties shall have any right to obtain any indemnification under Section 6.2, Section 6.3 or Section 6.4 hereof to the extent amounts received by the Indemnified Parties in the aggregate as indemnification hereunder exceed $20,000,000 (the “Cap”).

Section 6.7. Indemnity Not Effective Until Consummation. The indemnification provisions of this Article VI shall not be effective until the consummation of the Closing on the Closing Date. Following the Closing, and in the absence of fraud on the part of a Seller or the Buyer, as the case may be, in connection with the transactions contemplated by this Agreement, the sole and exclusive remedy (in addition to any insurance coverage) for the breach of any representation, warranty, covenant or agreement contained in this Agreement shall be the indemnification provided for in this Article. The Buyer acknowledges and understands that neither Seller shall have any repurchase obligation with respect to any Loan or Loan Document transferred to the Buyer pursuant to this Agreement.

ARTICLE VII – CREDIT LOSSES

Section 7.1. Credit Loss Reimbursement Obligation. (a) For each twelve month period commencing as of the first date of the month following the month in which the Closing Date occurs, and for each twelve-month period commencing as of each anniversary of such date through the fifth anniversary of such date (each such twelve-month period, a “Reimbursement Period”, and such five-year period, the “Reimbursement Term”), the Sellers shall make reimbursement payments to the Buyer for “credit losses” incurred by the Buyer in connection with the Loans to the extent such payments are owing pursuant to this Article VII. The amount of any reimbursement payments to be paid by the Sellers to the Buyer shall be calculated pursuant to this Article VII. For the purposes of this Agreement, “credit losses” shall mean credit losses incurred or charge-offs taken by the Buyer with respect to any Loans sold to the Buyer by the Sellers; provided that such credit losses or charge-offs are taken by the Buyer in a manner consistent with its customary loan-loss and charge-off practices.

(b) Within thirty (30) days of the end of any Reimbursement Period in which reimbursement payments are owed to the Buyer, the Buyer shall deliver to the Sellers a written reimbursement claim (a “Reimbursement Claim”) indicating the amount of reimbursement payment owed to the Buyer by the Sellers for such Period. Such Reimbursement Claim shall set forth in reasonable detail the calculations used to determine the amount of such reimbursement payment, including (1) the average aggregate monthly principal balance of all of the Loans in the relevant Reimbursement Period, (2) the Reimbursement Threshold Amount (as defined in Section 7.1(c) below) for the relevant Reimbursement Period, (3) credit losses incurred or charge-offs taken during such Period, and (4) recoveries, if any, realized by the Buyer with respect to any Loans transferred pursuant to this Agreement and any loans (the “Charged-off Loans”) sold to the Buyer by the Sellers pursuant to the terms of that Charged-off Loan Purchase Agreement dated as of December 15, 2011, by and among the Buyer and the Sellers (the “Charged-off Loan Agreement”). With thirty (30) days of its receipt of any Reimbursement Claim, the Sellers shall either pay to the Buyer the amount of reimbursement payment indicated

as owing in the Reimbursement Claim or communicate to the Buyer the basis upon which the Sellers disagree with the amount of the reimbursement payment indicated as owing in such Reimbursement Claim. Should the Sellers disagree with the Buyers as to the amount of any reimbursement payment, the parties agree to cooperate to resolve any differences the parties may have with respect to such reimbursement payment.

(c) The Buyer shall have no right to any reimbursement payment for a Reimbursement Period under this Article VII unless aggregate credit losses with respect to the Loans during such period exceed .50% of the principal balance of all the Loans calculated based on an average aggregate monthly balance in the relevant Reimbursement Period (the “Reimbursement Threshold Amount”), and in such case, only the aggregate amount of such credit losses in excess of the Reimbursement Threshold Amount shall be paid to the Buyer in accordance with the terms hereof. Any reimbursement payment owed for a Reimbursement Period shall be reduced on a dollar for dollar basis to the extent of recoveries realized by the Buyer during such Reimbursement Period with respect to any Loans transferred pursuant to this Agreement and any Charged-off Loans.

(d) The amount of the reimbursement payment payable to Buyer by the Sellers for any Reimbursement Period under this Article VII shall not exceed $320,000 in the aggregate.

(e) The Sellers shall have no reimbursement obligation for any credit losses except as provided in this Article VII.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Sellers understand, acknowledge and agree that the Buyer shall have no obligation to initiate or continue to pursue the recovery of any Charged-off Loans and that any such action shall be in Buyer’s sole discretion.

ARTICLE VIII — INSURANCE INDEMNITY

Section 8.1. Casualty Losses. (a) The Buyer and the Sellers acknowledge that certain Loan Files with respect to Loans that constitute Wells Fargo Guam Mortgage Loans or Wells Fargo Saipan Mortgage Loans may fail to show or contain adequate or customary evidence of insurance on the real property securing such Loans.

(b) The relevant Seller agrees that it will indemnify the Buyer for any casualty loss incurred by the Buyer with respect to any Wells Fargo Guam Mortgage Loan or Wells Fargo Saipan Mortgage Loan, as the case may be, but only to the extent that such casualty loss arises by virtue of the fact that insurance policies, that are required to be maintained on the real property securing such Loan under the relevant Loan Documents, are not in place or have otherwise lapsed or expired. For purposes hereof, a casualty loss shall equal the amount the Buyer would have recovered with respect to the casualty event had such insurance policies been in place or otherwise had not lapsed or expired.

(c) Neither Seller shall have any indemnification obligation under Section 8.1(b)

unless (i) the event giving rise to any such casualty loss occurs within one hundred and twenty (120) days of the Closing Date and (ii) the relevant Seller receives written notice from the Buyer of a claim for indemnification under Section 8.1(b) within two hundred ten (210) days of the Closing Date. Such written notice shall indicate the amount claimed to be owed along with an explanation of the facts supporting the claim for indemnification.

(d) The Buyer shall have no any right to seek indemnification under Section 8.1(b) until casualty losses with respect to all indemnification claims against the Sellers in the aggregate pursuant to Section 8.1(b) exceed $50,000, after which time, only the aggregate amount of such casualty losses in excess of such amount shall be recoverable in accordance with the terms of the Article VIII. In addition, the Buyer shall have no right to obtain any indemnification under Section 8.1(a) to the extent amounts received by the Seller in the aggregate as indemnification thereunder exceed $5,000,000.

ARTICLE IX

NON-COMPETITION

Section 9.1. Non-Compete. Each of Wells Fargo Guam and Wells Fargo Saipan agrees that it shall not engage in the Business within Guam or the CNMI for a period of one (1) year from the Closing Date (the “Non-compete Period”). Nothing contained in this Section 9.1, however, shall preclude either Seller (i) from acquiring, during the Non-compete Period, any business or making any investment in any venture that may engage in the Business within Guam, the CNMI or elsewhere; (ii) from succeeding in any manner or capacity, during the Non-compete Period, to any business (including the Business) within Guam or the CNMI that currently is conducted by any affiliate of such Seller or that may be acquired by any such affiliate; (iii) servicing, administering or otherwise engaging in collection efforts with respect to any of its assets in Guam or CNMI that are not to be sold, transferred or assigned to the Buyer hereunder or under the Charged-off Loan Agreement; or (iv) from providing any of the services contemplated by the Interim Servicing Agreement or the Charged-off Loan Agreement. For the purposes of this Agreement, “Business” shall mean the origination and servicing of consumer loans secured by mortgages/deeds of trust encumbering real property and other collateral, consumer loans unsecured or secured by automobiles and/or other personal property, and retail installment sales contracts and revolving charge agreements.

ARTICLE X

ACTIONS PENDING THE COMPLETION OF TRANSACTION

Section 10.1. Conduct of the Sellers’ Business. From the date hereof and until the Closing Date, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, each Seller will not:

(a) conduct its business other than in compliance with all applicable laws and in the ordinary and usual course for a consumer lending business that is winding down its operations;

(b) change its material operating policies;

(c) modify any Loan or grant any discretionary release of collateral or guarantees related to any Loan in a manner that is inconsistent with its ordinary course of business or inconsistent with its policies and procedures in effect as of the date of this Agreement; or

(d) implement or adopt any change in its accounting principles, practices or methods that would materially affect the balance of the Loans to be acquired pursuant to this Agreement.

ARTICLE XI — MISCELLANEOUS

Section 11.1. Further Instruments. Whenever and as often as it shall be requested to do so by any other party hereto, each party hereto (at the sole expense of the party requesting such action) shall cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be reasonably necessary or proper, to carry out the intent and purpose of this Agreement.

Section 11.2. No Waiver. No waiver by any party of any breach of this Agreement or of any warranty or representation hereunder shall be deemed a waiver of any other breach hereunder (whether preceding or succeeding and whether or not of the same or similar nature).

Section 11.3. No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer any rights or remedies upon any person, other than the parties hereto, and subject to any restrictions on assignment herein contained, the respective successors and assigns of the parties hereto.

Section 11.4. Amendments. This Agreement may be amended by written agreement of amendment executed by all parties, but not otherwise.

Section 11.5. Public Announcements. From and after the date of this Agreement, the parties agree not to make any public announcement or other disclosure concerning this Agreement or the transactions contemplated herein without obtaining the prior written consent of the other parties as to form, content and timing. On or after the Transfer Date or at such other time as the parties may agree, the Buyer shall provide one or more written notices (which may at Buyer’s election be joint notices from the Sellers and the Buyer) to customers whose loans are to be transferred hereunder to describe the proposed transactions, the effect on customers and planned transition procedures.

Section 11.6. Entire Agreement. Except with respect to that certain Confidentiality Agreement dated as of August 26, 2011, by and between Wells Fargo & Company and the Buyer, this Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.

Section 11.7. Notices. Any notice which a party is required or may desire to give any other party hereunder shall be in writing and may be sent by personal delivery, facsimile transmission or by mail (either (i) by United States registered or certified mail, return receipt requested, postage prepaid, or (ii) by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

To Seller:	Wells Fargo Financial Guam, Inc.
Wells Fargo Financial Saipan, Inc.
c/o Wells Fargo & Company

Attention: James F. Powers
MAC D1053-300
One Wachovia Center

301 South College Street
Charlotte, North Carolina 28288
Fax: (704) 715-4496

To Buyer:	Bank of Guam
Attention: Danilo M. Rapadas
Senior Vice President
General Counsel & Chief Risk Officer
111 Chalan Santo Papa
Hagatna, Guam 96910

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be. Any notice given by personal delivery or by facsimiles transmission shall be deemed given upon delivery of the same to the party addressed.

Section 11.8. Confidentiality. Seller and Buyer shall keep the terms of this Agreement strictly confidential and shall not disclose or permit their respective affiliates, employees or agents to disclose the terms of this Agreement, except (i) as may be required by law, request of any regulator having jurisdiction over the disclosing party, regulation or rule or (ii) for reasonably necessary disclosures to each of their respective attorneys, accountants, agents, lenders and representatives.

Section 11.9. Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed, and the rights and obligations of the parties hereunder determined, in accordance with the internal laws of the State of California without regard for choice of law principles and the obligations, rights and remedies of the parties hereto will be determined in accordance with such laws. Each party irrevocably consents to the service of process by mailing of a copy thereof, by registered mail, postage prepaid, to the party (with copyholders). THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 11.10. No Joint Venture or Partnership. The parties hereby agree that nothing contained herein or in any document executed in connection with the consummation of the transactions contemplated herein shall be construed as making the Sellers, on the one hand, and the Buyer, on the other, joint venturers or partners of one another.

Section 11.11. No Regulation AB Disclosure by the Sellers. Notwithstanding anything in this Agreement to the contrary, neither Seller will be obligated to provide to the Buyer any originator disclosure, servicer disclosure, or static pool information, as is contemplated by Regulation AB (Subpart 229.1100 – Asset Backed Securities, 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time).

Section 11.12. Counterparts. This Agreement may be executed in any number of counterparts so long as each signatory hereto executes at least one such counterpart. Each such counterpart shall constitute one original, but all such counterparts taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WELLS FARGO FINANCIAL GUAM, INC.

By:	/s/ Dean R. Anderson
Name:	Dean R. Anderson
Title:	President

WELLS FARGO FINANCIAL SAIPAN, INC.

By:	/s/ Dean R. Anderson
Name:	Dean R. Anderson
Title:	President

BANK OF GUAM

By:	/s/ William D. Leon Guerrero
Name:	William D. Leon Guerrero
Title:	EVP/Chief Operating Officer

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